Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

2.25 Year Market-Linked Securities Linked to N225

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The Nikkei 225 Index (ticker: "N225")
Pricing date:	July 31, 2023
Issue date:	August 3, 2023
Valuation date:	November 2, 2026
Maturity date:	November 5, 2026
CUSIP / ISIN:	17291RQL9 / US17291RQL95
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Upside participation rate:	At least 100.00%*
Payment at maturity:	You will receive at maturity for each security you then hold, the stated principal amount *plus* the return amount, which will either zero or positive
Return amount:	• If the final underlying value is **greater than** the initial underlying value: $1,000 + the underlying return × the upside participation rate • If the final underlying value is **less than or equal** the initial underlying value: $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated June 29, 2023

* The actual upside participation rate will be determined on the pricing date.
** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**


$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00
Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	100.00%	$2,000.00
75.00%	75.00%	$1,750.00
50.00%	50.00%	$1,500.00
25.00%	25.00%	$1,250.00
0.00%	0.00%	$1,000.00
-25.00%	0.00%	$1,000.00
-50.00%	0.00%	$1,000.00
-75.00%	0.00%	$1,000.00
-100.00%	0.00%	$1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the underlyingindexappreciates from the initial index level to the final index level. If the final index level is less than the initial index level, you will receive only the stated principal amount for each note you hold at maturity. • The securities do not pay interest. • Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing value of the underlying indexon a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Nikkei 225 Index is subject to risks associated with non-U.S. markets. • The performance of the Nikkei 225 Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. AdditionalInformation Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333- 270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the firstpage. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.